Exhibit 34.2

[Letterhead of Ernst & Young LLP]

Report of Independent Registered Public Accounting Firm

The Board of Directors
U.S. Bank National Association

We have examined management’s assertion, included in the accompanying Report on Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB under the Securities and Exchange Act of 1934, that U.S. Bank National Association (the Company) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the Corporate Trust Asset-Backed Securities Acquired Platform (the Platform) except for the instances of material noncompliance described therein, as of December 31, 2011, and for the period as defined in management’s assertion on Exhibits A, C and D, except for servicing criteria 1122 (d)(1)(iii) and 1122(d)(4)(iv)-(xiv), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. The Platform consists of certain securitization transactions (the Acquired Transactions) comprising the majority of the securitization trust administration business of Bank of America, N.A. (Bank of America) that the Company acquired on December 30, 2010.  The Acquired Transactions required the Company to perform activities involved in the performance of servicing functions for (i) publicly issued asset-backed and mortgage backed transactions the securities of which were offered on or after January 1, 2006 and (ii) certain asset backed transactions for which the Issuer has voluntarily elected to make Regulation AB compliant filings under the Securities Exchange Act of 1934, as amended.  For the Acquired Transactions, Bank of America performed the servicing functions for a portion of the reporting period as defined in management’s assertion on Exhibits A, C and D. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. Although the Company is responsible for assessing compliance with Items 1122 (d)(1)(ii) and 1122 (d)(2)(iii) of Regulation AB, there were no servicing activities performed by the Company during the period from February 1, 2011 through December 31, 2011, that required these servicing criteria to be complied with. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criteria 1122 (d)(3)(i)(B) and 1122 (d)(3)(ii) of Regulation AB applicable to the Company during the year ended December 31, 2011:

•	Certain reports to investors did not provide information calculated in accordance with the terms specified in the transaction agreements.

•	Amounts due to investors were not appropriately allocated and remitted in accordance with time frames, distribution priority, and other terms set forth in the transaction agreements.

The information in item 2 of Exhibit B of management’s assertion is presented by the Company for informational purposes. Such information has not been subjected to the procedures applied in our examination of management’s assertion as described above and accordingly, we express no opinion on it.

In our opinion, except for the material noncompliance described in the third paragraph, management’s assertion that the Company complied, in all material respects, with the aforementioned servicing criteria as of December 31, 2011, and for the period as defined in management’s assertion Exhibits A, C, and D, for the Platform.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 1, 2012